Exihibit 99

                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John E. Anderson
Chief Executive Officer
904/396-5733, Ext. 101



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2006.

Jacksonville, Florida; December 12, 2006 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $2,631,000 or $0.85 per diluted share in the fourth quarter of fiscal 2006, an increase of $419,000 or 18.9% compared to $2,212,000 or $0.72 per diluted share in the same period last year. Net income for the fiscal year ended September 30, 2006 was $8,078,000 or $2.62 per diluted share, an increase of $469,000 or 6.2% compared to $7,609,000 or $2.50 per diluted share for the period last year.

Net income for fiscal 2006 was reduced by $787,000 ($.25 per diluted common share) of vacation expense that was not previously accrued. The Company had recorded a liability of $1,055,000 in the third quarter of 2006 by a non-cash charge to earnings before income taxes to reflect the Company's obligation for vacation pay. As of September 30, 2006 the liability was $1,277,000 which included $173,000 related to a fourth quarter change in estimate regarding forfeiture rates of unvested vacation. In prior years, the Company did not accrue for this liability but made a determination that the accrual was not material to the Company's financial statements.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2006, consolidated revenues were $38,779,000, an increase of $4,327,000 or 12.6% over the same quarter last year.

Transportation segment revenues were $33,172,000 in the fourth quarter of 2006, an increase of $3,517,000 or 11.9% over the same quarter last year. Fuel surcharges accounted for $1,519,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 2.2%, reflecting better pricing for our services. Revenue miles in the current quarter were up 5.3% compared to the fourth quarter of 2005 and were constrained by low driver availability.

Real Estate segment revenues for the fourth quarter of fiscal 2006 were $5,607,000, an increase of $810,000 or 16.9% over the same quarter last year. Lease revenue from developed properties increased $719,000 or 22.3%, due to an increase in available and occupied square footage along with higher rental rates on new leases. Royalties from mining operations increased $91,000 as a result of increased royalties per ton.

Consolidated gross profit was $8,193,000 in the fourth quarter of fiscal 2006 compared to $6,465,000 in the same period last year, an increase of 26.7%. Gross profit in the transportation segment increased $1,052,000 or 27.3%, primarily due to improved pricing, operating efficiencies and increased miles. Insurance and losses for the quarter decreased $419,000 primarily due to lower than expected development of prior year claims. The insurance and loss reduction was partially offset by vacation expense not previously accrued. Gross profit in the real estate segment increased $676,000 or 25.9% from the fourth quarter of 2005, due to the increased leasing revenues partially offset by costs associated with increased square footage leased and increased staffing to facilitate portfolio expansion.

                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Selling,  general and administrative expenses increased  $376,000  over the same quarter last year. The increase included $190,000 of stock-based compensation and $113,000 of audit fees and Sarbanes-Oxley compliance. SG&A expense was 7.4% of revenue for the fourth quarter of fiscal 2006 compared to 7.3% for the same period last year.

Fiscal  Year  2006  Operating  Results.  For  the  fiscal  year   2006,
consolidated revenues were $147,374,000, an increase of $16,338,000 or 12.5% over the same period last year.

Transportation segment revenues were $126,252,000, an increase of $13,428,000 or 11.9% over 2005. The average price paid per gallon of diesel fuel increased $0.45 over 2005 and as a result fuel surcharge revenue increased $6,562,000. Excluding fuel surcharges, revenue per mile increased 5.0%, reflecting continuing favorable freight demand. Revenue miles in the current year were up 1.5% compared to 2005 and were constrained by low driver availability.

Real Estate revenues increased $2,910,000 or 16.0% in 2006 to $21,122,000. Lease revenues from developed properties increased $2,410,000 or 20.0% due to an increase in available and occupied square footage along with higher rental rates on new leases. Royalties from mining operations increased $500,000 as a result of increased royalties per ton.

Consolidated gross profit was $29,152,000 in 2006 compared to $24,993,000 in 2005, an increase of 16.6%. Gross profit in the transportation segment increased $2,779,000 or 18.9%, primarily due to improved pricing, operating efficiencies and increased miles. Insurance and losses for the year decreased $818,000 primarily due to lower than expected development of prior year claims. The insurance and loss reduction was offset by vacation expense not previously accrued. Gross profit in the real estate segment increased $1,380,000 or 13.5% over the same period in 2005 due to the increased revenues partially offset by costs associated with increased square footage leased and increased staffing and professional fees.

Selling, general and administrative expenses increased $2,295,000 to $12,097,000 or 23.4%. The increase included $968,000 from stock compensation, $336,000 of audit fees and Sarbanes-Oxley compliance work and $269,000 of vacation expense not previously accrued. SG&A expense was 8.2% of revenue for fiscal 2006 compared to 7.5% for the same period last year.

Summary and Outlook. The Company's real estate development business has benefited from active inquiry from prospective tenants for its warehouse-office product and corresponding favorable occupancy rates. The Company continues to explore opportunities for development of various properties owned by the Company, including certain properties leased by the Company to Florida Rock Industries, Inc.

The Company's transportation segment faces on-going challenges from tight driver availability and high diesel fuel expenses. Particular concerns focus on threats to profitability for its flatbed subsidiary as the result of poor freight demand, utilization disruption and pricing softness primarily resulting from the effects of the regional and national housing contraction.




                               Continued

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Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements.
These   include  general  business  conditions;  competitive   factors;
political,   economic,  regulatory  and  climatic  conditions;   driver
availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities;
ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.




                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)

                                Three Months          Fiscal Year
                                    Ended               Ended
                                 September 30         September 30
                              2006       2005        2006       2005

Revenues                    $38,779     34,452     $147,374    131,036
Gross profit                $ 8,193      6,465     $ 29,152     24,993
Income before income taxes  $ 4,392      3,100     $ 13,249     11,945
Net income                  $ 2,631      2,212     $  8,078      7,609
 Earnings per common share:
                  Basic        $.88        .75        $2.71       2.58
                  Diluted      $.85        .72        $2.62       2.50
Weighted average common shares
 outstanding:
   Basic                      2,996      2,964        2,980      2,950
   Diluted                    3,098      3,070        3,087      3,039



                               Continued

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               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)
                                          September 30     September 30
                                              2006             2005

Cash and cash equivalents                 $        154     $      2,966
Accounts receivable, net                        11,761           11,731
Other current assets                             5,497            4,872
Property, plant and equipment, net             192,073          164,936
Other non-current assets                         9,730            9,210
                                          ------------     ------------
              Total Assets                $    219,215     $    193,715
                                          ============     ============

Current liabilities                       $     18,192     $     16,221
Long-term debt (excluding current
  maturities)                                   60,548           48,468
Deferred income taxes                           14,968           14,394
Other non-current liabilities                    7,455            6,731
Shareholders' equity                           118,052          107,901
              Total  Liabilities and      ------------     ------------
                Shareholders' Equity      $    219,215      $   193,715
                                          ============     ============



                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                               Three Months Ended         Fiscal Year
                                  September 30            September 30
                               2006          2005        2006       2005
                               ----          ----        ----       ----

Transportation Revenues       $33,172      29,655      $126,252   112,824
Real Estate Revenues            5,607       4,797        21,122    18,212
                              -------      ------      --------   -------

Total Revenues                $38,779      34,452      $147,374   131,036
                              =======      ======      ========   =======

Transportation Operating
   Profit                     $ 2,887       1,715      $  8,875     6,587
Real Estate Operating Profit    3,282       2,607        11,633    10,253
Corporate Expenses               (864)       (369)       (3,453)   (1,649)
                              -------       ------     ---------  --------

Total Operating Profit        $ 5,305       3,953        17,055    15,191
                              =======       =====      ========   ========

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